Exhibit 18
December 18, 2006

To the Audit Committee of the Board of
Directors of YP Corp.:

Gentlemen:

Pursuant to your request we have read the statements contained in Note 3 to the financial statements included in the Form 10- of YP Corp. for the year ended September 30, 2006. As stated in Note 3, the Company changed its method of accounting for customer acquisition costs such that customer acquisition costs are expensed as incurred rather than capitalized and amortized over the estimated attrition period of those customers. Additionally, Note 3 states that the Company believes that this is a preferable method as it has become more difficult to allocate cost to pools of customers and to track attrition rates.

You have requested a letter from us as your Independent Registered Public Accounting Firm that you can file with the Securities and Exchange Commission indicating whether or not we believe the aforementioned change in method of accounting is preferable under your particular circumstances. This letter is submitted to you solely for that purpose.

Based on our reading of the information set forth in the Form 10-K of YP Corp. for the year ended September 30, 2006, we believe (a) the newly adopted accounting principle is a generally accepted accounting principle (b) the method of accounting for the effect of the change is in conformity with generally accepted accounting principles, (c) the Company has justified the use of the newly adopted accounting principle on the basis that it is preferable as required by Accounting Principles Board Opinion No. 20 as superseded Financial Accounting Standards Board Statement No. 154, and the Company’s justification for the change is reasonable, and (d) there are no unusual circumstances such that the selection and application of the newly adopted accounting principle would make the financial statements taken as a whole misleading.

While there are two methods of accounting for customer acquisition costs that are acceptable under generally accepted accounting principles, we believe that, under your particular circumstances, the aforementioned change is a preferable alternative accounting principle.

Very truly yours,

/s/ EPSTEIN, WEBER & CONOVER. PLC